Exhibit 99.1

CARRIAGE SERVICES ANNOUNCES AMENDMENT TO MR. PAYNE’S EMPLOYMENT AGREEMENT
HOUSTON, May 12, 2017 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) In response to recent shareholder engagement regarding our 2017 proxy statement, the Board of Directors of Carriage Services announces an additional amendment to Melvin C. Payne’s Employment Agreement dated, March 14, 2012, to address language related to potential payments and equity awards under certain circumstances relating to a voluntary resignation. The amended changes ensure Mr. Payne’s employment agreement is consistent with our outstanding executive employment agreements and our proposed Omnibus Incentive Plan so that potential severance payments will be subject to a ‘double trigger’. It is the Board’s intent to include ‘double trigger’ provisions in all future executive employment agreements consistent with this amendment.
Melvin C. Payne, Chief Executive Officer, stated, “When I recently heard as a result of our current outreach that some of our large shareholders and a proxy advisory firm had an issue with my employment agreement related to a “Modified Single-Trigger Arrangement” if I voluntarily leave after a change in control, my first reaction was, “What is that anyway, as I didn’t ask for it or even know I had it!” (This arrangement was subsequently determined to be carryover provision from a previous employment contract.) It was explained that we need to amend my employment agreement to have a “Double-Trigger” provision which is more of a good governance standard for executive officers of a public company - to which my second reaction was, “That sounds twice as bad as a Single-Trigger!”
The dirty little secret with me is that I have never asked for or frankly wanted an employment agreement in my entire career. I have always believed that my ability to learn and build knowledge and skill (mostly from making mistakes) and to have the leadership vision that others wanted to follow is better employment protection than any agreement that any lawyers could conjure up. Anyone who has thoughtfully read and reflected on my recent 40 page Annual Shareholder Letter would completely understand this point.
Finally, I spend 100% of my time and leadership capacity developing other like-minded leaders so that as a team we are thinking and leading the outstanding execution of our three core models with a goal of creating outsized shareholder returns over the next 5 to 10 years. In other words, we are focused completely on the long term upside for our company and its shareholders. We may be considered a small capitalization company, but put it in the bank that we are big thinkers when it comes to what we can achieve over the next 5 to 10 years for employees, leaders, and long term shareholders,” concluded Mr. Payne.
Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 171 funeral homes in 28 states and 32 cemeteries in 11 states.